Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-120910) and related Prospectus of Trinity Industries, Inc. for the registration of 4,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2004, except for Note 19, as to which the date is July 16, 2004, with respect to the consolidated financial statements of Trinity Industries, Inc. included in its Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2004.

/s/ Ernst &Young LLP

December 7, 2004

Dallas, Texas